To As filed with the Securities and Exchange Commission on November 10, 2022

Registration No. 333-261815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM F-3 ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKUMIN INC.

(Exact name of registrant as specified in its charter)

Delaware	88-4139425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8300 W. Sunrise Boulevard

Plantation, Florida 33322

(844) 730-0050

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Akumin Operating Corp.

8300 W. Sunrise Boulevard

Plantation, Florida 33322

(844) 730-0050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas P. Conaghan, Esq.

Sunyi Snow, Esq.

McDermott Will & Emery LLP

500 North Capitol Street NW

Washington, DC 20001-1531

Telephone: (202) 756-8161

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DOMESTICATION

This Post-Effective Amendment No. 2 (the “Amendment”) to Form F-3 on Form S-3 (Registration No. 333-261815) (as amended by the Post-Effective Amendment No. 1 to Form F-3 on Form S-3 which became effective on April 13, 2022, the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Akumin Inc., a Delaware corporation (“Akumin Delaware”), as the successor to Akumin Inc., a corporation formed under the laws of Ontario (“Akumin Ontario”). Effective 11:59 p.m. Eastern Daylight Time on September 30, 2022, Akumin Ontario changed its jurisdiction of incorporation from the province of Ontario, Canada to the State of Delaware, as described further below (the “Domestication”). Akumin Delaware hereby expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Amendment does not reflect any increase in the number of shares of Akumin Delaware’s common stock, par value $0.01 per share (the “Common Stock”), registered under the Registration Statement.

For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Akumin Ontario and, as of any time after the Domestication, Akumin Delaware. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

We previously operated as a corporation formed under the laws of Ontario, Canada. Effective 11:59 p.m. Eastern Daylight Time on September 30, 2022, we discontinued our existence as an Ontario corporation as provided under Section 181 of the Ontario Business Corporations Act and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), continued our existence under the DGCL as a corporation incorporated in the State of Delaware. The business, assets and liabilities of the Company, as well as its principal place of business and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of Akumin Ontario immediately prior to the Domestication.

As a result of and upon the effective time of the Domestication, among other things, each common share, no par value, of Akumin Ontario issued and outstanding immediately prior to the Domestication, converted, on a one-for-one basis, into a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Akumin Delaware.

The rights of holders of Akumin Delaware’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in Akumin Ontario’s final management proxy circular/prospectus, relating to the Domestication, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(3) on May 17, 2022.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Registrant hereby incorporates by reference the following documents previously filed with the SEC:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 16, 2022, as amended by Amendment No. 1 to Form 10-K, filed with the SEC on April 12, 2022;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarter ended March  31, 2022 filed with the Commission on May 10, 2022, for the quarter ended June 30, 2022 filed with the Commission on August 9, 2022, and for the quarter ended September 30, 2022 filed with the Commission on November 9, 2022;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on January  6, 2022, March  21, 2022, April  11, 2022, April  21, 2022, April  26, 2022, June  1, 2022, June  10, 2022, July  1, 2022 (excluding Item 7.01 and Exhibit 99.1 thereto), August  18, 2022 and September  2, 2022 and October 3, 2022 (excluding Item 7.01 and Exhibit 99.1 thereto); and

(d) The description of the Company’s Common Stock contained in the registration statement on Form S-4 relating to the Domestication (File No. 333-264400).

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Amendment and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this Amendment from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amendment.

In all cases, you should rely on the later information over different information included in this Amendment. Unless expressly incorporated by reference, nothing in this Amendment shall be deemed to incorporate by reference information furnished to, but not filed with, the Commission.

Copies of all documents incorporated by reference in this Amendment, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this Amendment, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this Amendment on the written or oral request of that person made to:

8300 W. Sunrise Boulevard

Plantation, Florida 33322

(844) 730-0050

Attention: Investor Relations

The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the address of that site is http://www.sec.gov. You may also access these documents on our website, www.akumin.com. The information contained on, or that can be accessed through, our website is not a part of this Amendment. We have included our website address in this Amendment solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this Amendment. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this Amendment or incorporated by reference in this Amendment. The selling shareholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 of the Registrant’s Post-Effective Amendment No. 1 to Form F-3 on Form S-3 (Registration No. 333-261815) filed with the Commission on March 16, 2022.

Item 15. Indemnification of Directors and Officers.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those set forth in the paragraph above, except that no indemnification of such expenses (including attorneys’ fees) may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney’s fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits.

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date

3.1	Certificate of Incorporation of Akumin Inc.	Form 8-K	001-39479	3.1	10/03/2022

3.2	By-Laws, as amended and currently in effect	Form 8-K	001-39479	3.2	10/03/2022

4.1	Form of Stock Certificate	Form 8-K	001-39479	4.1	10/03/2022

5.1	Opinion of McDermott Will & Emery LLP, as to the validity of the common stock

10.1	Share Purchase Agreement, dated June 25, 2021	Form 6-K	001-39479	99.1	06/29/2021

10.2	Series A Notes and Common Share Purchase Agreement, dated June 25, 2021	Form 6-K	001-39479	99.2	06/29/2021

23.1	Consent of Ernst & Young LLP

23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that:

a)

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.

Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California on November 10, 2022.

AKUMIN INC.

By:	/s/ Riadh Zine
Riadh Zine Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form F-3 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Riadh Zine	Chairman, Chief Executive Officer and Director	November 10, 2022
Riadh Zine	(Principal Executive Officer)

/s/ David Kretschmer David Kretschmer	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 10, 2022

*	Chairperson Emeritus of the Board of Directors and Director	November 10, 2022
Stanley Dunford

*	Director	November 10, 2022
Thomas Davies

*	Director	November 10, 2022
Haichen Huang

*	Director	November 10, 2022
Murray Lee

*	Director	November 10, 2022
Paul Viviano

*	Director	November 10, 2022
James Webb

*	Director	November 10, 2022
James Wyper

*By:	/s/ Riadh Zine
Riadh Zine, Attorney-in-Fact